UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) Filed by the Registrant  Filed by a Party other than the Registrant Check the appropriate box:  Preliminary Proxy Statement  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))  Definitive Proxy Statement  Definitive Additional Materials  Soliciting Material Under §240.14a-12 CME GROUP INC. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):  No fee required.  Fee paid previously with preliminary materials.  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Hello,



My name is Will Hobert and I am a candidate for a Class B-1 director on the CME Group Board of Directors. I was first elected to the CME Group Board in 2015. Currently, I co-chair the Clearing House Risk Committee (CHRC) and Chair the Interest Rate Swap Risk Committee (IRSRC). I am also a member of the Clearing House Oversight Committee (CHOC).

I am running on my three decades of industry experience as an open outcry market maker, electronic options and futures trader, company founder, and owner of WH Trading. As managing Member of WH Trading, I oversee technology, risk management, operations and strategy development. Since founding WH Trading in 1994, the firm has grown to over 80 employees. WH Trading participates in a wide range of futures and options markets, both on the CME Group floor and electronically on numerous exchanges worldwide. Like many market participants, we have developed in-house proprietary options and futures trading software and we benchmark the performance of our trading systems at the microsecond level.

I am seeking re-election on my ability to adapt to changes in a dynamic trading industry and my resultant success as a proprietary firm owner. CME Group continues to grow and advance as technology drives massive change in our industry and capital markets. Similarly, WH Trading continues to reinvent itself to adapt to the changing trading landscape. As financial markets evolved and liquidity shifted from open outcry to the electronic trading screens, WH Trading, like CME Group, was forced to make the challenging transition from a trading firm to a technology firm. Over the last three decades, I have guided WH Trading through a major expansion as we built an electronic, automated trading operation that has also served to enhance and grow our robust floor trading operation. However, the advancement of technology and the evolution of the financial markets is a never-ending process and in the future one's ability to adapt to changes, some of which we cannot currently predict, will dictate survival and success. I know what it takes to survive and thrive amidst change, and as a CME Group Board member, I will tirelessly work to ensure that the Exchange and its members are best prepared for the next systemic change.

I am seeking re-election because the Board of Directors needs a member who has a diverse trading background that includes open outcry, electronic, over the counter and options trading experience. I have traded on all of these execution venues and understand the issues, benefits and market structure implications associated with each. With options trading now representing more than 20% of CME Group's overall volume, its members deserve a Board member who truly understands the critical issues, complex market structure and pressing needs of options traders. My 30+ years of option trading, risk management, and strategic planning would provide a necessary voice on the Board of Directors as open outcry, exchange matching engines and voice brokers all compete for options volume. Finally, WH Trading holds memberships at CME, CBOT, NYMEX, and COMEX which has provided me with a holistic perspective of CME Group and the unique challenges and opportunities that CME members face.

I am seeking re-election because I understand the importance of strong advocacy with elected officials. Over the past three decades, I have worked to advocate on behalf of and preserve the interests of the trading industry. Annually, I travel to Washington, DC to advocate on behalf of CME Group where I have participated in informational sessions with SEC and CFTC commissioners, House and Senate Committees, and Congressional Leadership. I have participated in a small intimate meeting with House leadership with the goal of representing CME Group's interests and legislative priorities. I understand the importance of strong relationships with Washington, DC. As a result, I was solicited to serve as a CME PAC Board of Directors working to ensure that support is given to candidates, regardless of political affiliation, in support of their education and understanding of CME Group.

Should you have any questions, or would like to chat, please do not hesitate to reach out to me.

Sincerely,
Will Hobert
Managing Member
WH Trading LLC
whobert@whtrading.com

YOUR VOTE IS IMPORTANT!

If you cannot locate your 16-digit control number(s), you may contact Broadridge, as our Inspector of Election, to obtain your 16-digit control number(s) by calling 1-866-232-3037 (toll free) or 1-720-358-3640 (non-U.S. toll free).

You will be asked to provide information to confirm your identity (e.g., name and address for the account) as a CME Group shareholder as of the record date.

You will then be able to use your 16-digit control number(s) to vote over the internet or by phone as set forth in the proxy. Broadridge **will not** accept votes over the phone during the process of providing control numbers.

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 14, 2026. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Patrick J Mulchrone (PJM) Member CME, IMM, IOM and GEM My Fellow Class B-1 Shareholders, I once again write to you in hope of gaining your support in the upcoming CME Group Board of Directors election. It has been a privilege to serve as your Class B-1 Director for the past six years. We have continued to experience record growth. I feel like we are at the epicenter of an inflationary cycle with the possibility of prolonged interest rate volatility. CME Group is well positioned to be the primary beneficiary of the need to hedge interest rate exposure. Our SOFR, Bond, and 10 Yr. Note contracts are consistently setting the standards for excellence in liquidity and efficiency. Inflation and supply chain issues have also brought extreme volatility to our Agriculture and Grain products. CME Group is the market of choice for both professional traders and commercial hedgers. You can rest assured that I show up for every CME Group Board and Committee meeting prepared. I speak up on behalf of our market participants, including our Class B-1 shareholders, and advocate on your behalf as shareholders and valued clients. I believe that “a rising tide lifts all boats” and if myself and my fellow Board members continue to advocate for our market participants, we will continue to grow and create value for all. I promise to be rational and open-minded in looking for all possibilities to achieve these objectives. As a member of the CME Board of Governors from 1991-2001 and as your Class B-1 Director, I have been a member of many committees, including in the role of Chair — too many to list here. I sit on the Advisory Board of Misericordia. I also am on the Business Conduct committee of the NFA. I have the experience and the energy needed to continue to serve as your elected Class B-1 Director. Please review your proxy materials, which were distributed in late March, and take a moment to vote. I would really appreciate your support. Best,    Pat pjmulchrone@gmail.com

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 14, 2026. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Robert J. Tierney
141 W Jackson
Suite 1710A
Chicago, IL 60604
Bobtierney@koretrading.com

Dear CME Member and Class B-1 Shareholder,

Being firmly into 2026 as of this letter, I ask for your support and vote. I also ask you to continue to reach out to me like you have been over the years. I am beyond thankful for the opportunity to continue representing this division, and the meetings, phone calls and conversations are extremely meaningful to me.

2026 is shaping up for further growth in my opinion, most specifically my trading firm is excited for CME/FICC cross margin coming down to the client level of clearing members. CME's focus on increasing efficiencies for its customers will benefit many firms like Kore Trading. This benefit has already helped increase efficiencies at the clearing level. With this further expansion at the client level is another tangible place to show CME's continued innovation and growth. I believe this will expand depth, participation and liquidity.

The volatility and uncertainty continues as the world comes to hedge risk and utilize CME's deep liquidity. Our broad set of products and recent volume records reinforce the true value CME Group brings to end users. Open interest is growing in 2026. Trading groups such as mine continue to grow our volumes at CME Group. These are exciting times, and I believe exciting for the broader community and ecosystem as well.

With the volatility already exhibited in Q1, so many varying participants have been able to use CME to hedge risk and diversify exposure across so many of the world's asset classes.

Kore Trading remains focused on investing in CME Group and the clients of the future, as we continue to hire young college grads, mentor, train and capitalize with tools to compete, take risk, and provide liquidity.

This board position continues to be my passion. Beyond my board passion, I continue to invest the time, effort and capital that goes into my trading firm. I continue to own many memberships across all four exchanges within CME Group, including my CME B1. I continue leasing many memberships as well, beyond that which I own. I pledge to continue my drive forward and ask you to please continue reaching out to me. The conversations are always extremely enlightening and beneficial and I appreciate you challenging me as I continue to learn and advocate for all our growth at CME.

Best Regards,

Bob Tierney

YOUR VOTE IS IMPORTANT!

If you cannot locate your 16-digit control number(s), you may contact Broadridge, as our Inspector of Election, to obtain your 16-digit control number(s) by calling 1-866-232-3037 (toll free) or 1-720-358-3640 (non-U.S. toll free).

You will be asked to provide information to confirm your identity (e.g., name and address for the account) as a CME Group shareholder as of the record date.

You will then be able to use your 16-digit control number(s) to vote over the internet or by phone as set forth in the proxy. Broadridge **will not** accept votes over the phone during the process of providing control numbers.

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 14, 2026. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

PATRICK W. MALONEY

CME Group Board of Directors

CME Group Class B-2 Director Nominee

630-204-5978
pmaloney1116@gmail.com

Greetings IMM Class B-2 Shareholders,

It has been the honor and privilege of my professional career to serve as your Class B-2 Director the past six years. I am reaching out to you as the CME Group Board of Directors election is once again upon us. I am aware how valuable your time is, and I appreciate you taking a moment to consider my request for your support once again.

My qualifications and experience that make me the best choice for your Class B-2 Director:

- CME Group Board Member since May 2020 and IMM member for the past 40 years with experience to support the viewpoint and perspective you bring as valued market participants
- Member of the CME Group Risk Committee since 2020 with responsibility to oversee CME Group's risk management practices and compliance/ethics program; member of the Finance Committee since 2024 with responsibility to review and make recommendations to the Board regarding our financial policies, strategies and capital structure
- Full-time Floor broker since 1985 interacting daily with firms, traders, customers, and others in all aspects of the industry
- SOFR Pit Committee Chairman
- Current Political Action Committee Board member working with Washington to maintain essential dialogue; have served on a multitude of committees from Booth Space to Floor Conduct and many more over the 40 years I have been on the trading floor

My goals as a Class B-2 Director are to:

- Monitor regulation, maintain strong and educated relationships with governing bodies as well as CME Group Board members and the Management Team
- Maintain competitive clearing fees and costs in a demanding global marketplace
- Further encourage and support market participation in Crypto and retail trade endeavors that span new opportunities
- Strive to understand the interests of our CME Group client base, as well as the futures industry globally

I am grateful for the support I received the past six years and will continue to be an advocate bringing forward your perspectives. It has been my pleasure to connect with many of you over the last six years and as always, I am accessible and available any time to listen and respond promptly to your questions and concerns. **Vote for Pat Maloney because we share a collective interest in the success of CME Group, providing valuable tools and services to help you manage your risk in this environment and your voice deserves to be heard!**



Patrick Maloney
CME Group Board Member
630-204-5978
pmaloney1116@gmail.com

YOUR VOTE IS IMPORTANT!

If you cannot locate your 16-digit control number(s), you may contact Broadridge, as our Inspector of Election, to obtain your 16-digit control number(s) by calling 1-866-232-3037 (toll free) or 1-720-358-3640 (non-U.S. toll free).

You will be asked to provide information to confirm your identity (e.g., name and address for the account) as a CME Group shareholder as of the record date.

You will then be able to use your 16-digit control number(s) to vote over the internet or by phone as set forth in the proxy. Broadridge **will not** accept votes over the phone during the process of providing control numbers.

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 14, 2026. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Elizabeth A. Cook

CME Group Board of Director

Class B-3 Director Candidate

(312) 982-6631

Long-Time Active Trader | Proven Leader | Deep Industry Expertise

Dear Friends, Fellow IOM Members, and Class B-3 Shareholders,

I hope this message finds you and your family well. I respectfully ask for your vote to continue serving as your Class B-3 Director.

2025 was another pivotal year for CME Group. Amid shifting monetary policy including three Federal Reserve rate cuts and ongoing global uncertainty, markets experienced heightened volatility. In this environment, CME Group achieved a record average daily volume (ADV) of 28.1 million contracts, including 8.4 million in international volume, an 8% year-over-year increase.

At the same time, our 10-year strategic partnership with Google Cloud positions CME Group for the future expanding access to innovative products, enhancing real-time data capabilities, and driving operational efficiencies for market participants worldwide.

As a Board member, I remain focused on the areas where I have delivered the greatest impact:

- Advancing new product development, including SOFR and cryptocurrency offerings
- Maintaining a disciplined focus on exchange fees and cost competitiveness globally
- Strengthening financial oversight through my role on the Board's Audit Committee

As an equity owner since 1983 and one of the few female members of CME Group I bring over four decades of firsthand market experience. Since 1985, I have served on numerous committees, contributing to meaningful improvements in CME Group's governance and operating environment.

In addition to the Board's Audit and Compensation Committees, I currently serve on:

- Arbitration Committee (Co-Chair)
- Floor Conduct Committee (Co-Chair)
- Business Conduct Committee
- CME Political Action Committee
- Membership Committee
- Board of the CME Gratuity Fund

Beyond CME Group, I am deeply committed to advancing our industry and supporting the broader community. I currently serve as President of WILD Gives Back (501(c)(3)) and as a Corporate Trustee of the Associated Colleges of Illinois. I am honored to be recognized as a Governance Fellow by the National Association of Corporate Directors.

I also proudly support organizations including the Navy SEAL Foundation and the ALS Association Greater Chicago Chapter as an ambassador, and I continue my long-standing volunteer work with Honor Flight Chicago. Additionally, I am an active member of Business Executives for National Security (BENS).

It would be a privilege to continue serving you. Thank you for your consideration and your support.

Respectfully,


Elizabeth

YOUR VOTE IS IMPORTANT!

If you cannot locate your 16-digit control number(s), you may contact Broadridge, as our Inspector of Election, to obtain your 16-digit control number(s) by calling 1-866-232-3037 (toll free) or 1-720-358-3640 (non-U.S. toll free).

You will be asked to provide information to confirm your identity (e.g., name and address for the account) as a CME Group shareholder as of the record date.

You will then be able to use your 16-digit control number(s) to vote over the internet or by phone as set forth in the proxy. Broadridge **will not** accept votes over the phone during the process of providing control numbers.

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 14, 2026. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.